Exhibit 10.15
Summary of Director Compensation for Fiscal 2006
     Effective March 23, 2005, our non-employee directors, other than the Chairman of the Audit Committee, receive an annual retainer of $36,000, plus an additional $1,500 for each meeting attended. The Chairman of the Audit Committee receives an annual retainer of $36,000, plus an additional $2,500 for each meeting attended. In March 2005, we granted each of our non-employee directors options to purchase 25,000 shares of our common stock. These options fully vested upon grant. In addition, it is the intention of the Compensation Committee to award each of our non-employee directors on an annual basis 20,000 options, such options to vest on the first anniversary of the date of grant. Accordingly, the Compensation Committee granted 20,000 options to each of the non-employee directors in January 2006, which options will vest in January 2007. We do not pay employee members of our Board of Directors separately for their service on our Board of Directors.